Exhibit 99.3

Assured Guaranty to Acquire Asset Management Firm BlueMountain
August 7, 2019 - Hamilton, Bermuda - Assured Guaranty Ltd. (together with its subsidiaries, Assured Guaranty), the leading financial guaranty insurance company, announced that its subsidiary Assured Guaranty US Holdings Inc. (AGUS) has entered into an agreement to purchase all of the outstanding equity interests in BlueMountain Capital Management, LLC (BlueMountain) and its associated entities for a purchase price of approximately $160 million, subject to certain adjustments.

BlueMountain is an alternative asset management firm with $19.3 billion in assets under management (AUM).The acquisition is expected to be completed in the fourth quarter of 2019, subject to certain customary closing conditions, including the receipt of consents and regulatory approval. As part of the agreement, BlueMountain’s co-founder, Chief Executive Officer and Chief Investment Officer, Andrew Feldstein, intends to join Assured Guaranty as Chief Investment Officer and Head of Asset Management, which will include his current roles at BlueMountain.

BlueMountain manages assets across collateralized loan obligations (CLOs); long-duration opportunity funds that build on the firm’s corporate credit, asset-backed finance, infrastructure and healthcare experience; and four relative value hedge funds. BlueMountain is the 16th largest global CLO manager by AUM.1

“We have been searching for the right asset management platform for over three years, and we found it in BlueMountain, a seasoned asset management firm with a compatible credit culture, complementary market knowledge and the scale to make a material contribution to Assured Guaranty’s profitability,” said Assured Guaranty President and CEO Dominic Frederico. “BlueMountain will be our largest and most important investment outside the financial guaranty sector. We expect to allocate a portion of our financial guaranty subsidiaries’ investment portfolios to be managed by our new asset management platform and believe that will drive improvement in our overall investment returns, which should raise the future level of insurance subsidiary permitted dividends. The acquisition is consistent with our strategic objective to diversify into fee-based revenue sources, and we expect this platform to be the basis for further development of our presence in the asset management sector. We are delighted that Andrew Feldstein will join Assured Guaranty to execute this strategy.”

Mr. Feldstein said, “Along with other senior executives of BlueMountain, I enthusiastically look forward to joining Assured Guaranty’s team and leading Assured Guaranty’s asset management initiatives. Assured Guaranty is a well-capitalized, credit-focused financial services group that believes in BlueMountain’s strength and long-term prospects, and it sees alternative asset management as a key element of its long-term strategy. Assured Guaranty’s asset management business will capitalize on the many synergies between the companies, including BlueMountain’s significant experience in CLOs, asset securitization, infrastructure investments and health care finance.”

Not less than $114.8 million of the approximately $160 million purchase price will be payable in cash. The remainder of the purchase price is payable, at Assured Guaranty’s election, in cash, its common shares, a one-year promissory note, or in a combination of the foregoing. As part of that payment, Assured Guaranty expects to issue $22.5 million of its common shares to Mr. Feldstein. Additionally, Assured Guaranty will contribute $60 million in working capital to BlueMountain at closing and intends to provide an additional $30 million of working capital within a year of closing. Assured Guaranty also expects to allocate $500 million of its financial guaranty subsidiaries’ portfolios to the asset management platform’s funds, CLOs and separately managed accounts over a three-year period.

AGUS intends to fund the acquisition with loans from its financial guaranty subsidiaries Assured Guaranty Municipal Corp., Municipal Assurance Corp. and Assured Guaranty Corp., subject to regulatory approval. This approach allows Assured Guaranty to put capital of these subsidiaries to work to support the asset management business, without impacting its capital management plan. As contemplated, Assured Guaranty expects the transaction to have no impact on its financial strength ratings. Assured Guaranty plans to continue its current share repurchase program.

A presentation entitled “BlueMountain Acquisition” is being posted to the Assured Guaranty website at assuredguaranty.com/presentations.

Goldman Sachs & Co. LLC and Greensledge Capital Markets LLC served as financial advisors and Mayer Brown LLP acted as legal advisor to Assured Guaranty. Barclays Capital Inc. served as financial advisor and Purrington Moody Weil LLP acted as legal advisor to BlueMountain Capital Management.

1 Source: CreditFlux CLO manager rankings as of first quarter 2019

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Any forward-looking statements made in this press release reflect Assured Guaranty’s current views with respect to future events and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These risks and uncertainties include, but are not limited to, the possibility that Assured Guaranty’s planned acquisition (BlueMountain Acquisition) of all of the outstanding equity interests in BlueMountain and its associated entities fails to close or is delayed due to the failure to fulfill or waive closing conditions, including the receipt of necessary regulatory approvals and client consents, or fails to close or is delayed for other reasons; the impact of the announcement of Assured Guaranty's planned BlueMountain Acquisition on Assured Guaranty and its relationships with its investors, regulators, rating agencies, employees and the obligors it insures and on the business of BlueMountain and its relationships with its clients and employees; the possibility that regulators, clients of BlueMountain or others will impose conditions on their approvals or consents of the planned BlueMountain Acquisition or not provide approvals or consents Assured Guaranty anticipated receiving and receipt of which is not a condition to closing; the failure of Assured Guaranty to successfully integrate the business of BlueMountain after closing; the possibility that acquisitions or alternative investments made by Assured Guaranty, including its anticipated BlueMountain Acquisition, do not result in the benefits anticipated or subject Assured Guaranty to unanticipated consequences; difficulties executing Assured Guaranty’s business strategy; and other risks and uncertainties that have not been identified at this time, management’s response to these factors, and other risk factors identified in Assured Guaranty’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which are made as of August 7, 2019. Assured Guaranty undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Assured Guaranty Ltd. is a publicly traded Bermuda-based holding company whose operating subsidiaries provide credit enhancement products to the U.S. and international public finance, infrastructure and structured finance markets. More information on Assured Guaranty and its subsidiaries can be found at AssuredGuaranty.com.

Assured Guaranty Contacts:
Robert Tucker, 212-339-0861
Senior Managing Director, Investor Relations and Corporate Communications
rtucker@agltd.com

Media:
Ashweeta Durani, 212-408-6042
Vice President, Corporate Communications
adurani@agltd.com

BlueMountain Capital Management Contact:
Media:
Tom Vogel, 646-808-3663
Dukas Linden Public Relations
bmcm@dlpr.com

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